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                                   EXHIBIT 11

              Statement Regarding Computation of Earnings per Share

                                                                   Three Months
                                                                          Ended
                                                                        1-31-98

Net Earnings (in thousands)                                           $     138

Primary earnings per share:
    Weighted average shares outstanding                                 859,625
    Less unearned employee stock ownership plan shares                  (61,893)

    Average option shares granted                                             0

    Less assumed purchase of shares using treasury method                     0

Common and common equivalent shares outstanding                         793,147
                                                                      ---------

Earnings per common share - primary                                   $    0.17
                                                                      ---------

Fully - diluted earnings per share:
    Weighted average shares outstanding                                 859,625
    Less unearned employee stock ownership plan shares                  (61,893)

    Average option shares granted                                             0

    Less assumed purchase of shares using treasury method                     0

Common and common equivalent shares outstanding                         793,147
                                                                      ---------

Earnings per common share - fully diluted                             $    0.17
                                                                      ---------
















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